VICON INDUSTRIES, INC.
                                89 Arkay Drive
                             Hauppauge, NY   11788
                             (631) 952-2288 (CCTV)

                   Notice of Annual Meeting of Shareholders
                            To Be Held on May 7, 2002

To the Shareholders of Vicon Industries, Inc.

      Notice is hereby given that the Annual Meeting of Shareholders of Vicon Industries, Inc. (the "Company"), a New York corporation, will be held at the Company's corporate headquarters located at 89 Arkay Drive, Hauppauge, New York 11788, on May 7, 2002 at 10:00 a.m. local time for the following purposes, all of which are more completely described in the accompanying proxy statement:

1.    To elect two directors for terms expiring in 2005; and

2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock, par value $.01 per share, authorized for issuance from 10,000,000 shares to 25,000,000 shares; and

3. To approve the 2002 Incentive Stock Option Plan covering 200,000 shares of Common Stock; and

4. To approve the 2002 Non-Qualified Stock Option Plan covering 200,000 shares of Common Stock; and

5. To ratify the selection of KPMG LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending September 30, 2002; and

6. To receive the reports of officers and to transact such other business as may properly come before the meeting.

     Shareholders entitled to notice of and to vote at the Annual Meeting are shareholders of record at the close of business on March 22, 2002 fixed by action of the Board of Directors.

     The Company's proxy statement is submitted herewith. The Annual Report to Shareholders for the year ended September 30, 2001 is included with the proxy statement.

                                  By Order of the Board of Directors,



Hauppauge, New York               Arthur D. Roche
March 22, 2002                    Secretary


--------------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT
You are urged to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.
--------------------------------------------------------------------------------

             PROXY STATEMENT FOR 2002 ANNUAL MEETING OF SHAREHOLDERS
                      SOLICITATION AND REVOCATION OF PROXY

     The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held on May 7, 2002 at 10:00 a.m., and any and all adjournments thereof, is solicited on behalf of the Board of Directors of Vicon Industries, Inc. (the "Company").

     Any shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. The cost of soliciting the proxy will be borne by the Company.

                           PURPOSES OF ANNUAL MEETING

     The Annual Meeting has been called for the purposes of electing two directors whose term of office expires in 2005; approving an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 shares to 25,000,000 shares; approving the 2002 Incentive Stock Option Plan; approving the 2002 Non-Qualified Stock Option Plan; ratifying the selection of auditors; receiving the reports of officers; and transacting such other business as may properly come before the meeting.

     The persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote FOR the election of two directors whose term of office expires in 2005; FOR the approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 shares to 25,000,000 shares; FOR the approval of the 2002 Incentive Stock Option Plan; FOR the approval of the 2002 Non-Qualified Stock Option Plan; and FOR ratification of the selection of auditors.


                              SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's principal executive office no later than November 1, 2002, and must comply with all other legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting. Proposals of security holders not meeting the requirements of Rule 14a-8 of Regulation 14A must comply with the requirements set forth in the Company's Bylaws relating to business conducted at the Annual Meeting of Shareholders.

     This proxy statement and the enclosed proxy card are being furnished to shareholders on or about April 5, 2002.

                                VOTING SECURITIES

     The Company has one class of capital stock, consisting of common stock, par value $.01 per share, of which each outstanding share entitles its holder to one vote. Cumulative voting is not provided under the Company's Certificate of Incorporation or Bylaws. Shareholders entitled to vote or to execute proxies are shareholders of record at the close of business on March 22, 2002. As of March 22, 2002, there were 4,652,712 shares outstanding.

     The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event that there are insufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Directors are elected by a plurality of shares voted, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to Proposal 2, the proxy card being provided by the Board of Directors enables a shareholder to: (i) vote "FOR" the proposal; (ii) vote "AGAINST" the proposal; or (iii) "ABSTAIN" from voting the proposal. An affirmative vote of holders of a majority of the Common Stock entitled to vote thereon is required to constitute shareholder approval. Shares as to which the "ABSTAIN" box has been selected on the proxy card, or for which there has been a broker non-vote, will have the effect of a vote against the matter for which the "ABSTAIN" box has been selected.

     As to proposals 3, 4, and 5, a shareholder may (i) vote "FOR" the proposal;
(ii) vote "AGAINST" the proposal; or (iii) "ABSTAIN" with respect to the proposal. The adoption of stock option plans and the ratification of independent auditors shall each be determined by a majority of the votes cast affirmatively or negatively, without regard to broker non-votes or proxies marked "ABSTAIN" as to the matter.

     The effectiveness of proposals 3 and 4, relating to the approval of stock option plans covering a total of 400,000 shares of Common Stock, is subject to the adoption of proposal 2, increasing the number of authorized shares of Common Stock, since there are presently only approximately 175,000 unreserved authorized shares available for issuance under such proposed stock option plans.

     Proxies solicited hereby will be returned to the Board and will be tabulated by inspectors of election designated by the Board of Directors.

                  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
                                BENEFICIAL OWNERS


      The following table sets forth information as to each person, known to the Company to be a "beneficial owner" (as defined in regulations of the Securities and Exchange Commission) of more than five percent of the Company's outstanding Common Stock as of February 15, 2002 and the shares beneficially owned by the Company's Executive Officers and Directors and by all Executive Officers and Directors as a group.

Name and Address            Number of Shares            Percent
of Beneficial Owner       Beneficially Owned (1)       of Class
-------------------      -----------------------       --------
CBC Co., Ltd.
  And Affiliates
  2-15-13 Tsukishima
  Chuo-ku
  Tokyo, Japan 104                 543,715              11.5%

Dimensional Fund Advisors
  1299 Ocean Avenue
  Santa Monica, CA   90401         320,900 (7)           6.8%


Chu S. Chun
  C/O I.I.I. Companies, Inc.
  915 Hartford Turnpike
  Shrewsbury, MA   01545           299,457 (2)           6.3%

--------------------------------------------------------------------------------

C/O Vicon Industries, Inc.

Kenneth M. Darby                   250,092               5.3%
Arthur D. Roche                    146,601 (3)           3.1%
W. Gregory Robertson                20,972 (4)            *
Kazuyoshi Sudo                      18,772 (4)            *
Milton F. Gidge                     18,772 (4)            *
Peter F. Neumann                    17,072 (5)            *

Total all Executive Officers
  and Directors as a
  group (6 persons)                472,281 (6)          10.0%

*     Less than 1%.



(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment control over the shares of stock owned.
(2) Mr. Chun has voting and dispositive control over 299,457 shares but disclaims beneficial ownership as to all but 48,400 shares.
      195,657 shares are owned by the International Industries, Inc. Profit Sharing Plan and 103,800 shares are owned by Mr. Chun and immediate family members.
(3) Includes 50,000 shares held by Mr. Roche's wife, 15,000 shares held by their children and currently exercisable options to purchase 1,947 shares.
(4)   Includes currently exercisable options to purchase 9,072 shares.
(5)   Includes currently exercisable options to purchase 8,197 shares.
(6)   Includes currently exercisable options to purchase 37,360 shares.
(7) Dimensional Fund Advisors had voting and investment control over 320,900 shares as investment advisor and manager for various mutual funds and other clients. These shares are beneficially owned by such mutual funds or other clients.

                 PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                        PROPOSAL 1. ELECTION OF DIRECTORS


     The Board is comprised of six directors: two directors whose term expires in 2003; two directors whose terms expire in 2004; and two directors to be elected for a term expiring in 2005. Directors serve for a term of three years or until their successors are elected and qualified. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

     The nominees proposed for election to a term expiring in 2005 at the Annual Meeting are Mr. Kenneth M. Darby and Mr. Arthur D. Roche. In the event that either such nominee is unable or declines to serve for any reason, the Board of Directors shall elect a replacement to fill the vacancy. The Board of Directors has no reason to believe that either person named will be unable or unwilling to serve.

      Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed proxy will be voted FOR the nominees named in the Proxy Statement.


      THE BOARD OF DIRECTORS  RECOMMENDS A VOTE FOR THE
      ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT

Information with Respect to Nominee and Continuing Directors


     The following sets forth the name of nominees and continuing directors, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company.

Nominee and Their                     Director
Principal Occupations                 Since               Age
-------------------------------------------------------------------------------
Kenneth M. Darby
 Chairman and CEO
 Vicon Industries, Inc.               1987                 56

Arthur D. Roche
 Retired Executive Vice President
 Vicon Industries, Inc.
 Retired Partner
 Arthur Andersen & Co.                1992                 63


Continuing Directors whose Term of Office Expires in 2003
-------------------------------------------------------------------------------

Peter F. Neumann
 Retired President
 Flynn-Neumann Agency, Inc.           1987                 67

Kazuyoshi Sudo
 Chief Executive Officer
 Toyo Management Inc.                 1987                 59


Continuing Directors whose Term of Office Expires in 2004
-------------------------------------------------------------------------------

Milton F. Gidge
 Retired Director and Executive
 Lincoln Savings Bank                 1987                 72

W. Gregory Robertson
 President
 TM Capital Corp.                     1991                 58

     Mr. Darby has served as Chairman of the Board since April 1999, as Chief Executive Officer since April 1992 and as President since October 1991. Mr. Darby also served as Chief Operating Officer and as Executive Vice President, Vice President, Finance and Treasurer of the Company. He joined the Company in 1978 as Controller after more than nine years at Peat Marwick Mitchell & Co., a public accounting firm. Mr. Darby's current term on the Board ends in April 2002.

     Mr. Roche served as Executive Vice President, Chief Financial Officer and co-participant in the Office of the President of the Company from August 1993 until his retirement in November 1999. For the six months prior to that time, Mr. Roche provided consulting services to the Company. In October 1991, Mr. Roche retired as a partner of Arthur Andersen & Co., an international accounting firm which he joined in 1960. His current term on the Board ends in April 2002.

     Mr. Neumann is the former President of Flynn-Neumann Agency, Inc., an insurance brokerage firm, from which he retired in 1997. Mr. Neumann's current term on the Board ends in April 2003.

     Mr. Sudo is President and Chief Executive Officer of Toyo Management, Inc., a consulting firm which he founded in 2001. Previously, Mr. Sudo was Chief Executive Officer of CBC (America) Corp., a distributor of electronic, chemical and optical products from 1996 to 2001 and a director of its parent company, CBC Co., Ltd. Mr. Sudo's current term on the Board ends in April 2003.

     Mr. Gidge is a retired director and executive officer of Lincoln Savings Bank for which he served from 1976 to 1994 as Chairman, Credit Policy. He has also served as a director of Interboro Mutual Indemnity Insurance Co., a general casualty insurance company, from 1980 to 2001 and as a director of Intervest Bancshares Corporation, a regional bank holding company from 1988 to 2001. His current term on the Board ends in April 2004.

     Mr. Robertson is President of TM Capital Corporation, a financial services company, which he founded in 1989. From 1985 to 1989, he was employed by Thompson McKinnon Securities Inc., as head of investment banking and public finance. Mr. Robertson's current term on the Board ends in April 2004.


                MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

     The Board of Directors has a number of committees including the executive committee, the compensation committee, the audit committee and the nominating committee.

     The executive committee consists of Messrs. Darby (Chairman), Gidge, Neumann, and Roche. The committee meets in special situations when the full Board cannot be convened. The Committee met twice during the last fiscal year.

     The compensation committee consists of Messrs. Neumann (Chairman), Gidge, Robertson and Roche, all of whom are non-employee directors. The function of the compensation committee is to establish and approve the appropriate compensation for Mr. Darby, recommend the award of stock options, and to review the recommendations of the CEO with respect to the compensation of all other officers. The Committee met twice during the last fiscal year.

     The audit committee consists of Messrs. Gidge (Chairman), Robertson, Roche and Sudo, all of whom are independent directors except Mr. Roche. Mr. Roche retired from the Company in November 1999 and was appointed to the audit committee in April 2000. The Board of Directors determined that the appointment of Mr. Roche, although a former officer of the Company, was in the best interests of shareholders and the Company given the extensive financial experience Mr. Roche brings to the deliberations of the audit committee. Such experience is described previously herein. The audit committee operates under a written charter adopted by the Board of Directors in April 2000. The audit committee reviews the internal financial controls of the Company and the objectivity of its financial reporting. The committee meets with appropriate financial personnel from the Company and independent certified public accountants in connection with their audits. The committee recommends to the Board the appointment of independent certified public accountants to serve as the Company's auditors, subject to ratification by the shareholders. The independent certified public accountants have complete and free access to the committee at any time. The committee met five times during the last fiscal year.

     The nominating committee consists of Messrs. Roche (Chairman), Gidge and Neumann. The committee considers candidates to the Board as nominees for election at the Annual Meeting. Directors are selected on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board. The Board will consider written shareholder recommendations for candidates at the next Annual Meeting of Shareholders, which are submitted not later than November 1, 2002 to the Company's principal executive offices and are addressed to the Chairman of the nominating committee. The committee did not meet during the last fiscal year.

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. Outside members of the Board are kept informed of the Company's business through various reports and documents sent to them, as well as through operating and financial reports made at Board and committee meetings by Mr. Darby and other officers.

     The Board of Directors held six meetings in the Company's 2001 fiscal year, including all regularly scheduled and annual meetings. No Board member attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he was a director) and (2) the total number of meetings held by all committees on which he served (during the periods that he served).

     The directors are each compensated at the rate of $16,000 per year for regular scheduled meetings. Committee fees are $1,000 per meeting attended in person or by teleconference. Employee directors are not compensated for Board or committee meetings. Directors may not stand for re-election after 70, except that any director may serve one additional three-year term after age 70 with the unanimous consent of the Board of Directors.


Certain Relationships and Related Transactions

     The Company and CBC Company, Ltd.(CBC), a Japanese corporation which beneficially owns 11.5% of the outstanding shares of the Company, have been conducting business with each other for approximately twenty-two years. During this period, CBC has served as a lender, a product supplier and sourcing agent, and a private label reseller of the Company's products. CBC has also acted as the Company's sourcing agent for the purchase of certain video products. In fiscal 2001, the Company purchased approximately $3.5 million of products and components from or through CBC. CBC has the exclusive right to sell Vicon brand products in Japan and competes with the Company in various markets, principally in the sale of video products and systems. Sales of all products to CBC were $303,000 in 2001. Kazuyoshi Sudo, a director of the Company, was a director of CBC until 2001 and former Chief Executive Officer of CBC (America) Corp., a U.S. subsidiary of CBC.

     Mr. Chu S. Chun, who has beneficial voting control over 6.3% of the Common Stock of the Company, also beneficially owns a minority interest in Chun Shin Electronics, Inc. (CSE), a South Korean public company that manufactures certain of the Company's proprietary products. CSE also sells various security products, including the Company's products, principally within the South Korean market. In 2001, CSE sold approximately $4.1 million of products to the Company through International Industries, Inc. (I.I.I.), a U.S. based company controlled by Mr. Chun. I.I.I. arranges the importation of all the Company's product purchases from CSE. In addition, I.I.I. purchased approximately $276,000 of products directly from the Company during 2001 for resale to CSE.

Report of the Audit Committee

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control.

     In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited consolidated financial statements as of and for the fiscal year ended September 30, 2001. Additionally, the committee has reviewed and discussed with management and the independent auditors the Company's unaudited interim financial statements as of and for the end of each fiscal quarter. Such discussions occur prior to issuance of news releases reporting quarterly results.

     The committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, of the Auditing Standards Board of American Institute of Certified Public Accountants.

     The committee received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, of the Independence Standards Board, and discussed with the auditor's their firm's independence.

     Based on the reviews and discussions referred to above, the committee recommends to the Board of Directors that the audited fiscal year-end financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001.


Submitted by the Audit Committee,
Milton F. Gidge, Chairman               Arthur D. Roche
W. Gregory Robertson                    Kazuyoshi Sudo

OTHER OFFICERS OF THE COMPANY

In addition to Mr. Darby, the Company has five other officers. They are:

John M. Badke, age 42         Vice President, Finance and
                              Chief Financial Officer

John L. Eckman, age 52        Vice President, Sales

Peter A. Horn, age 46         Vice President, Operations

Bret M. McGowan, age 36       Vice President, Marketing

Yacov A. Pshtissky, age 50    Vice President, Technology
                              and Development

     Mr. Badke has been Chief Financial Officer since December 1999 and Vice President, Finance since October 1998. Previously, he served as Controller since joining the Company in 1992. Prior to joining the Company, Mr. Badke was the Controller for NEK Cable, Inc. and an audit manager with the international accounting firms of Arthur Andersen & Co. and Peat Marwick Main & Co.

     Mr. Eckman rejoined the Company in April 2001 as Vice President, U.S. Sales after serving as District General Manager with Honeywell, Inc. from June 2000 to April 2001. From July 1996 to June 2000, he served as Vice President, U.S. Sales of the Company after joining the Company in August 1995 as Eastern Regional Manager. Prior to that time, he was Director of Field Operations for Cardkey Systems, Inc., an access control security products manufacturer with whom he was employed for 12 years.

     Mr. Horn has been Vice President, Operations since June 1999. From 1995 to 1999, he was Vice President, Compliance and Quality Assurance. Prior to that time, he served as Vice President in various capacities since his promotion in May 1990.

     Mr. McGowan was promoted to Vice President, Marketing in October 2001. Previously, he served as Director of Marketing since 1998 and as Marketing Manager since 1994. He joined the Company in 1993 as Marketing Specialist.

     Mr. Pshtissky has been Vice President, Technology and Development since May 1990. Mr. Pshtissky was Director of Electrical Product Development from March 1988 through April 1990. Prior to that time he was an Electrical Design Engineer.

                             EXECUTIVE COMPENSATION


The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company during 2001, 2000 and 1999 by the Chief Executive Officer and the Company's most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during any such year.


                           SUMMARY COMPENSATION TABLE


                                                     Long-Term Compensation
                            Annual Compensation             Awards
                           ----------------------    -----------------------
                                                                    Restricted
Name and                                              All Other        Stock
Principal Position  Year   Salary ($)   Bonus ($)    Compensation      Award
------------------  ----   ----------  ----------    ------------  -------------

Kenneth M. Darby    2001    $285,000   $ 75,000 (1)  $  3,000 (5)        -
 Chief Executive    2000     285,000     42,271 (1)     3,000 (5)    50,813 (6)
  Officer           1999     275,000    261,690 (4)     3,000 (5)   111,814 (6)

Henry B. Murray     2001    $184,615       -         $ 87,179 (7)        -
 Executive          2000     100,000     40,000 (2)       -              -
  Vice President    1999        -          -              -              -

Arthur D. Roche     2001        -          -              -              -
 Executive          2000      29,769      5,058 (3)       -              -
  Vice President    1999     180,000    140,910 (4)       -              -




(1) Represents cash bonus based on certain performance measures, including the Company's profitability, which was adopted by the Board of Directors upon the recommendation of its Compensation Committee.

(2)   Represents minimum guaranteed bonus for fiscal 2000.

(3) Represents cash bonus equal to 1.75% of the sum of consolidated pre-tax income and provision for officers' bonuses pro-rated for the two-month period of employment as Executive Vice President. Such bonus formula was adopted for 2000 by the Board of Directors upon the recommendation of its Compensation Committee.


(4) Represents cash bonus equal to 3.25% and 1.75% of the sum of consolidated pre-tax income and provision for officers' bonuses for Mr. Darby and Mr. Roche, respectively, which bonus formula was adopted for 1999 by the Board of Directors upon the recommendation of its Compensation Committee.

(5)   Represents life insurance policy payment.

(6) Represents deferred compensation benefit of 8,130 and 16,565 shares of Common Stock awarded in 2000 and 1999, respectively, which are being held by the Company in Treasury. The value of such stock is based on the fair market value on the date of grant. At September 30, 2001, the quoted market value of such shares approximated $28,000 and $56,000, respectively, for the 2000 and 1999 awards.

(7) Represents lump-sum severance payout pursuant to Mr. Murray's separation from the Company effective August 31, 2001.

                        OPTION GRANTS IN LAST FISCAL YEAR

There were no options granted to the aforementioned executive officers during fiscal 2001.

                         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                   At September 30, 2001
                                               -----------------------------
                                                 Number of
                                                 Securities     Value of
                                                 Underlying    Unexercised
                                                Unexercised   In-the-money
                                                 Options       Options (2)
                                               ------------- -------------
                     Shares
                    Acquired       Value        Exercisable/   Exercisable/
     Name          On Exercise  Realized (1)   Unexercisable  Unexercisable
-----------------  -----------  ------------   -------------  -------------

Kenneth M. Darby       -0-          -0-         -0-/21,539     -0-/$4,577

Henry B. Murray        -0-          -0-         -0-/-0-        -0-/-0-

Arthur D. Roche        -0-          -0-         -0-/-0-        -0-/-0-

(1) Calculated based on the difference between the closing quoted market prices per share at the dates of exercise and the exercise prices.

(2) Calculated based on the difference between the closing quoted market price ($3.40) and the exercise price.



                              Employment Agreements

     Mr. Darby has entered into an employment agreement with the Company that provides for an annual salary of $310,000 through fiscal 2004. This agreement provides for payment in an amount up to three times his average annual compensation for the previous five years if there is a change in control of the Company without Board of Director approval (as defined in the agreement). It also provides him a payment in the amount of two times his base compensation and a deferred compensation benefit of 70,647 shares of common stock upon termination or expiration of his contract. In addition, Mr. Darby is eligible to receive a cash bonus for fiscal 2002 to be determined at the sole discretion of the Compensation Committee.



Report of the Compensation Committee

     The Compensation Committee's compensation policies applicable to the Company's officers for the last completed fiscal year were to pay a competitive market price for the services of such officers, taking into account the overall performance and financial capabilities of the Company and the officer's individual level of performance.

     Mr. Darby makes recommendations to the Compensation Committee as to the base salary and incentive compensation of all officers other than himself. The Committee reviews these recommendations with Mr. Darby, and after such review, determines compensation. In the case of Mr. Darby, the Compensation Committee makes its determination after direct negotiation with him. For each officer, the Committee's determinations are based on its conclusions concerning each officer's performance and comparable compensation levels in the CCTV Industry and the Long Island area or similarly situated officers at comparable companies. The overall level of performance of the Company is taken into account but is not specifically related to the base salary of these officers. The Company also has established an incentive compensation plan for all of the officers, which provides a specified bonus to each officer based upon, among other things, the Company's achievement of certain annual sales and profitability targets.

     The Compensation Committee grants options to officers to link compensation to the performance of the Company. Options are exercisable in the future at the fair market value at the time of grant, so that an officer granted an option is rewarded by the increase in the price of the Company's stock. The Committee grants options to officers based on significant contributions of such officers to the performance of the Company.

     In addition, in determining Mr. Darby's salary for service as Chief Executive Officer, the Committee considered the responsibility assumed by him in formulating and implementing a management and long-term strategic plan.


Submitted by the Compensation Committee
Peter F. Neumann, Chairman               W. Gregory Robertson
Milton F. Gidge                            Arthur D. Roche





                             STOCK PERFORMANCE GRAPH

     The following graph compares the return of $100 invested in the Company's stock on October 1, 1996, with the cumulative total return on the same investment in the AMEX U.S. Market Index and the AMEX Technology Index.


(The following table is to be represented by a chart in the printed material)



            COMPARISON OF FIVE YEARS CUMULATIVE TOTAL RETURN BETWEEN
             VICON INDUSTRIES, INC. AND THE AMEX U.S. MARKET INDEX
                         AND THE AMEX TECHNOLOGY INDEX




                  Vicon          AMEX U.S.              AMEX
      Date   Industries, Inc.   Market Index      Technology Index
      ----   ----------------   ------------      ----------------

    10/01/96         100               100                  100
    10/01/97         335               126                  110
    10/01/98         285               118                  133
    10/01/99         280               152                  225
    10/01/00         130               188                  264
    10/01/01         136               137                  214

      * Fiscal years ended September 30th.

     PROPOSAL 2.  TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
                  TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, AUTHORIZED FOR ISSUANCE FROM 10,000,000 SHARES TO 25,000,000 SHARES

     On February 6, 2002, the Board of Directors adopted a resolution proposing an amendment of the Company's Certificate of Incorporation to increase the total number of shares of Common Stock authorized to issue from 10,000,000 to 25,000,000 shares. At December 31, 2001, the Company had 4,652,712 shares of common stock outstanding, 374,407 shares of common stock reserved for issuance under the Company's stock option and deferred compensation plans, 145,000 shares of common stock issuable upon the exercise of outstanding warrants and approximately 4,653,000 shares of common stock issuable pursuant to the Company's Shareholders Rights Plan adopted by the Board of Directors on November 14, 2001. Accordingly, the Company had only approximately 175,000 unreserved authorized shares of common stock available for issuance at December 31, 2001. The proposed amendment to paragraph Fifth of the Company's Certificate of Incorporation would read as follows:

     "Fifth: The aggregate number of shares which the Corporation shall have the authority to issue, which shares shall not have preemptive rights, is 25,000,000 shares, par value $.01 per share."

     The Board of Directors has determined that the number of unreserved shares of Common Stock presently available for issuance is not sufficient to enable the Company to respond to potential business opportunities and pursue objectives designed to enhance shareholder value. The additional authorized shares will benefit the Company by providing flexibility to the Board of Directors without further action or authorization by stockholders (except as required by law), in responding to business needs and opportunities as they arise, and for other corporate purposes. These corporate purposes might include the obtaining of capital funds through public and private offerings of shares of Common Stock or of securities convertible into shares of Common Stock or the acquisition of businesses, technologies or other assets for stock. In addition, the Board of Directors may deem it appropriate to issue shares of Common Stock for distribution to the Company's stockholders in the event of a stock dividend or stock split, or for distributions to officers, directors and key employees pursuant to stock option or other benefit plans. If such additional authorized shares of Common Stock are subsequently issued to other than existing stockholders, the percentage interest of existing stockholders in the Company will be reduced. The issuance of any additional shares will be on terms deemed by the Board of Directors to be in the best interests of the Company and its stockholders. However, except for shares issuable under proposed stock option plans included herein, there are no other present plans, agreements or understandings regarding the issuance of the proposed additional authorized shares.

     Except as otherwise required by applicable law or stock exchange rules, authorized but unissued shares of Common Stock may be issued at such time, and for such considerations as the Board of Directors may determine to be appropriate, without further authorization by stockholders. Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, and therefore, future issuances of Common Stock, may have a dilutive effect on earnings per share, voting power and other interests of existing shareholders.


      Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the approval of the Amendment to the Company's Certificate of Incorporation to increase the Authorized Shares of Common Stock from 10,000,000 shares to 25,000,000 shares.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000 SHARES TO 25,000,000 SHARES.

     PROPOSAL 3.  APPROVAL OF THE VICON INDUSTRIES, INC.
                  2002 INCENTIVE STOCK OPTION PLAN

     The Board of Directors of the Company has adopted the Vicon Industries, Inc. 2002 Incentive Stock Option Plan (the "Incentive Option Plan"). The purpose of the Incentive Option Plan is to advance the interests of the Company and its shareholders by providing certain officers and other key employees of the Company, whose judgment, initiative and efforts are key to the successful conduct of the business of the Company and its subsidiaries, with an additional incentive to perform in a superior manner as well as to attract people of experience and ability. Officers and other full time employees of the Company and its subsidiaries are eligible to receive incentive stock options under the Incentive Option Plan. Directors who are not employees of the Company or its subsidiaries are not eligible to receive awards under the Incentive Option Plan. The following is a summary of the material features of the Incentive Option Plan.

     The Incentive Option Plan authorizes the granting of incentive stock options for 200,000 shares of Common Stock to such officers and full time employees of the Company and its subsidiaries as the Committee (the "Committee") may determine. The Committee consists of members of the Company's Compensation Committee who are outside directors, none of whom are eligible to receive options under the Incentive Option Plan. The Committee selects the officers and employees to whom options are to be granted and the number of shares to be granted. All awards of options by the Committee are subject to the approval of the Board of Directors.

     Pursuant to Section 422 of the Internal Revenue Code, options granted under the Incentive Option Plan afford tax benefits upon compliance with certain conditions and do not result in tax deductions to the Company. Shareholder approval of the Incentive Option Plan is required for stock options granted under this plan to qualify for incentive stock option treatment under the Code.

     Incentive stock options granted under the Incentive Option Plan expire six years from the date of grant and such exercise prices may not be less than 100% of the fair market value on the date the option is granted or in the case of an employee owning more than 10% of the Common Stock of the Company not less than 110% of the fair market value on the date the option is granted. Further, the fair market value of stock with respect to which incentive stock options are exercisable for the first time by any employee in any given calendar year may not exceed $100,000, such value being determined at the time the options are granted.

     Options granted under the Incentive Option Plan may be exercised to the extent of 30% of the shares covered after two years from the date of grant; an additional 30% after three years from the date of grant and the remaining 40% after four years from the date of grant.

     Incentive stock options granted in connection with the Incentive Option Plan must be exercised within three months after the date on which the optionee ceases to perform services for the Company, except in the event of death, the foregoing restriction does not apply. In the event of disability, options may be exercised for up to one year after the optionee ceases to perform services.

     Stock purchased through the exercise of options granted under the Incentive Option Plan may be paid in whole or in part through the surrender of previously held shares of Common Stock at the fair market value thereof. No options may be granted under the Incentive Option Plan after ten years from the effective date of the Incentive Option Plan.

     The Board of Directors may amend the Incentive Option Plan in any respect, provided, however, that stockholder approval shall be required for any amendment which: (i) increases the maximum number of shares for which options may be granted under the Incentive Option Plan; (ii) reduces the exercise price at which incentive stock options may be granted; (iii) extends the period during which options may be granted or exercised beyond the periods originally prescribed; or (iv) changes the persons eligible to participate in the Incentive Option Plan.

     An optionee shall have no right as a stockholder with respect to any shares covered by an option until the date of issuance of a stock certificate of such shares. Nothing in the Incentive Option Plan or in any award of options granted confers on any person any right to continue in the employ of the Company or its subsidiaries, or to continue to perform services for the Company or its subsidiaries, or interferes in any way with the right of the Company or its subsidiaries to terminate such person's services as an officer or other employee at any time.

     Under current federal income tax regulations, income generated from the sale of shares of common stock exercised under the plan will be afforded capital gains treatment provided that the shares are held by the optionee for at least one year after the date of exercise and two years after the date of grant. No income tax deduction may be taken by the Company as a result of the grant, exercise or sale of incentive stock option shares. However, should the shares be sold prior to the required holding periods, the Company will be afforded an income tax deduction equal to the amount by which the lesser of the selling price or fair market value at exercise exceeds the exercise price of such option shares. The resulting income will be treated as ordinary income to the optionee. An optionee will not be deemed to have received taxable income upon the grant or exercise of any incentive stock option. However, upon exercise of such options, any unrealized gain measured by the excess of the then fair market value over the cost basis in such exercised shares, is subject to inclusion in federal income tax alternative minimum tax computations.


      Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the approval of the 2002 Incentive Stock Option Plan.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
      APPROVAL OF THE 2002 INCENTIVE STOCK OPTION PLAN.

      PROPOSAL 4. APPROVAL OF THE VICON INDUSTRIES, INC.
                  2002 NON-QUALIFIED STOCK OPTION PLAN

     The Board of Directors of the Company has adopted the Vicon Industries, Inc. 2002 Non-Qualified Stock Option Plan (the "Non-Qualified Option Plan"). The purpose of the Non-Qualified Option Plan is to advance the interests of the Company and its shareholders by providing Directors, Officers and other key employees of the Company, whose judgment, initiative and efforts are key to the successful conduct of the business of the Company and its subsidiaries, with an additional incentive to perform in a superior manner as well as to attract people of experience and ability. Directors, Officers and other full time employees of the Company and its subsidiaries are eligible to receive stock options under the Non-Qualified Option Plan. The following is a summary of the material features of the Non-Qualified Option Plan.

     The Non-Qualified Option Plan authorizes the granting of non-qualified options for a total of 200,000 shares of Common Stock to Directors, Officers and full time employees of the Company and its subsidiaries as the Committee may determine. The Committee consists of members of the Company's Compensation Committee who are outside directors. Options granted to directors under this plan must be ratified by the Board of Directors.

     The exercise price per share of each option will be equal to the fair market value of the shares of Common Stock on the date the option is granted. All options granted under the Non-Qualified Option Plan expire upon the earlier of six years following the date of grant or three months following the date the optionee ceases to provide services to the Company. Upon retirement or death, all options previously granted become exercisable within one year.

     Options under the Non-Qualified Option Plan granted to officers and key employees may be exercised to the extent of 30% of the shares covered after two years from the date of grant; an additional 30% after three years from the date of grant and the remaining 40% after four years from the date of grant. Options under the Plan granted to directors may be exercised 100% after one year from date of grant.

     Upon exercise of the stock option, an optionee will be deemed to have received income in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock. The amount of any ordinary income deemed to have been received by an optionee upon the exercise of a non-qualified stock option will be a deductible expense of the Company for tax purposes.

      Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the approval of the 2002 Non-Qualified Stock Option Plan.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
      APPROVAL OF THE 2002 NON-QUALIFIED STOCK OPTION PLAN

     PROPOSAL 5.  APPROVAL OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed KPMG LLP as auditors for the fiscal year ending September 30, 2002, and further directed that management submit the Board's selection of auditors to the shareholders at the Annual Meeting for ratification. KPMG LLP, an internationally known firm of independent certified public accountants, has audited the Company's financial statements since 1973.


Fees Billed to the Company by KPMG LLP for Fiscal 2001

     Audit Fees. The aggregate fees billed by KPMG LLP for professional services for the audit of the Company's consolidated financial statements for fiscal 2001 and the review of the consolidated financial statements included in the Company's Forms 10-Q for fiscal 2001 were approximately $130,000.

     Financial Information Systems Design and Implementation Fees. There were no
fees  billed  by  KPMG  LLP  for  financial   information   systems  design  and
implementation for fiscal 2001.

     All Other Fees. The aggregate fees billed to the Company for all other professional services rendered by KPMG LLP during fiscal 2001 were approximately $115,000, consisting of tax compliance and related services.

     The Audit Committee has considered whether the non-audit services provided by KPMG LLP are compatible with maintaining their independence.

     KPMG LLP will have a representative at the Annual Meeting of Shareholders, who will have an opportunity to make a statement, if they should so desire, and will be available to respond to appropriate questions.

      Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the ratification of KPMG LLP as the independent auditors of the Company.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.


                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     As of this date, management is not aware of any matters to be presented for action at the Annual Meeting, other than those referred to in the Notice of Annual Meeting of Shareholders, but the proxy form included with this proxy statement, if executed and returned, gives discretionary authority to management with respect to any other matters that may come before the meeting.


                                  MISCELLANEOUS

     Solicitation of proxies is being made by mail and may also be made in person or by telephone or fax by officers, directors and regular employees of the Company.

      The cost of the solicitation will be borne by the Company.

                                    By order of the Board of Directors


Hauppauge, New York                 Arthur D. Roche
March 22, 2002                      Secretary